Exhibit 99.2

FOR IMMEDIATE RELEASE

Media Contact – Will Roberts

wroberts@jarrardinc.com

865-951-3930

Investor Contact – Benjamin Hanson
512.619.2922
info@eqhealthspac.com

EQ HEALTH ACQUISITION CORP. ANNOUNCES CLOSING OF UPSIZED $220 MILLION INITIAL PUBLIC OFFERING

AUSTIN, Texas (February 2, 2021) – EQ Health Acquisition Corp. (the “Company”), today announced the closing of its upsized initial public offering of 21,999,960 units at a price of $10.00 per unit, including 2,869,560 units issued pursuant to the exercise in full by the underwriters of their over-allotment option. The units began trading on the New York Stock Exchange (NYSE) under the ticker symbol “EQHA.U” on January 29, 2021. Each unit consists of one share of the Company’s Class A common stock and one-half of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of Class A common stock at a price of $11.50 per share. Once the securities comprising the units begin separate trading, the Company expects that its Class A common stock and warrants will be listed on the NYSE under the symbols ‘‘EQHA’’ and ‘‘EQHA.WS,’’ respectively.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular industry or geographic region, although it intends to focus on healthcare services companies with enterprise values generally between $600 million and $1.25 billion. The Company is targeting the following focus areas within healthcare services: alternative-site providers and services, home care and hospice, payor services, behavioral health, dental, physical therapy and veterinary services.

Jefferies LLC and BTIG, LLC acted as joint book-running managers.

Led by a management team with more than 50 years of collective experience in healthcare services operations, finance, and mergers and acquisitions, EQ Health’s leadership brings a highly successful track record of growth and value creation across multi-disciplined healthcare settings. EQ Health Acquisition Executive Chairman and Board Chair Lew Little is a premier operator with deep experience in identifying, building and creating significant value in healthcare services companies. Most recently, Little executed on more than $300 million in acquisitions at Covenant Physician Partners, a comprehensive provider of surgical services, anesthesia and physician practice management across the GI and Ophthalmology sectors sponsored by an affiliate of KKR & Co.

“We are thankful for the overwhelmingly strong response from the market and the confidence in our leadership team and co-sponsor partner, FS Investments, and the response to our investment theses,” says Lew Little, Executive Chairman and Board Chair of EQ Health Acquisition.

EQ Health’s core management team, which consists of Little, CEO and CFO Scott Ellyson, and COO Benjamin Hanson, previously partnered at integrated post-acute care provider Harden Healthcare to expand to more than 230 locations across 13 states, producing more than $800 million in revenue prior to its sale, which achieved more than a fifteen times return on invested capital for its founders.

In addition to its leadership team and an accomplished board of advisors, EQ Health brings deep financial expertise and access to capital through its co-sponsor, FS Investments.

“We are thrilled to partner with EQ Health Acquisition as a SPAC sponsor during such a dynamic time of growth, transformation and innovation in the healthcare services area,” says Andrew Beckman, Vice Chair of the Board of the Company. Beckman is also Head of Liquid Credit and Special Situations at FS Investments, Portfolio Manager and responsible for managing the firm’s Global Credit Opportunities Fund and Tactical Opportunities Fund.

“We look forward to leveraging FS’ deep knowledge of public and private financing, research capabilities and our expansive investor network to partner with the management team as they search for company partners, as well as potentially participating in finance opportunities. We are uniquely positioned for this work, and we look forward to unlocking shareholder value in today’s environment.”

DLA Piper LLP (US) serves as the Company’s counsel with Kirkland & Ellis, LLP representing the underwriters. Marcum, LLP serves as the Company’s auditor. Continental Stock Transfer and Trust Company serves as trustee and transfer agent.

The public offering was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Jefferies LLC, Attn: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10002, by telephone: 877-821-7388 or by email: Prospectus_Department@Jefferies.com; or BTIG, LLC, 65 East 55th Street, New York, NY 10022, email: equitycapitalmarkets@btig.com.

Registration statements relating to the securities became effective on January 28, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

About EQ Health

Led by an operationally-focused management team with more than 50 years of collective experience in growth and value creation across multi-disciplined healthcare settings, EQ Health seeks healthcare services partners that are conventionally viewed as under-valued, but with opportunities for significant growth with enterprise values generally between $600 million and $1.25 billion. The Company targets the following focus areas within healthcare services: alternative-site providers and services, home care and hospice, payor services, behavioral health, dental, physical therapy and veterinary services.

About FS Investments
A leading alternative asset manager with funds across the liquidity spectrum and more than $23 billion in assets under management, FS Investments brings significant healthcare investment expertise in verticals such as health services and point-of-care platforms, as well as a team of senior executives with 20+ years of experience in healthcare investing. FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA, with offices in New York, NY, Orlando, FL, and Leawood, KS. Visit www.fsinvestments.com to learn more.

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